Exhibit 99.6

SCHEDULE VI

CRUM & FORSTER HOLDING INC.

Supplementary Insurance Information
Years Ended December 31, 1999, 2000 and 2001
(In thousands)

							Losses and Loss
							Adjustment Expenses		Amortization	Losses
	Deferred	Unpaid					Incurred		of Deferred	and Loss
	Policy	Losses and			Net	Net			Policy	Adjustment	Net
	Acquisition	Loss Adjustment		Unearned	Premiums	Investment	Current	Prior	Acquisition	Expenses	Premiums
Period	Costs	Expenses	Discount	Premiums	Earned	Income	Year	Year	Costs	Paid	Written

1999					$679,649	$157,711	$541,782	$15,082	$109,411	$861,211	$599,138
2000	$31,398	$3,306,741	$101,546	$300,370	$522,716	$142,586	$358,946	$32,156	$98,503	$887,454	$506,473
2001	$42,320	$3,423,793	$107,133	$343,300	$565,800	$119,171	$458,675	$183,073	$90,385	$830,926	$607,098